Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-276729) pertaining to the CG Oncology, Inc. 2015 Equity Incentive Plan, CG Oncology, Inc. 2022 Equity Incentive Plan, CG Oncology, Inc. 2024 Equity Incentive Plan, and the CG Oncology, Inc. 2024 Employee Stock Purchase Plan of CG Oncology, Inc. of our report dated March 26, 2024, with respect to the financial statements of CG Oncology, Inc. included in this Annual Report (Form 10-K) of CG Oncology, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Irvine, California
March 26, 2024